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                                                                      EXHIBIT 99

              AMISTAR REPORTS FOURTH QUARTER 2003 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, February 27, 2004 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three months and twelve months ended December 31, 2003.

Net sales for the three months ended December 31, 2003 were $3,537,000 compared to $2,767,000 for the same quarter in 2002, a growth of 28%. Net sales for the twelve months ended December 31, 2003 were $12,083,000 compared to $11,079,000 for the comparable period in 2002, a growth of 9%.

There was a net loss for the three months ended December 31, 2003 of $89,000 or $0.03 per share compared to a net loss of $166,000 or $0.05 per share in the fourth quarter of 2002. There was a net loss of $349,000 or $0.11 per share for the twelve months ended December 31, 2003 compared to a net loss of $1,099,000 or $0.36 per share for the comparable period in 2002.


                                           Condensed Statements of Operations

                                                  Three Months Ended                   Twelve Months Ended
                                                     December 31,                          December 31,
                                                2003              2002               2003               2002
                                           --------------------------------      --------------------------------
Net Sales                                  $  3,537,000       $  2,767,000       $ 12,083,000       $ 11,079,000
Cost of Sales                                 2,969,000          2,297,000          9,856,000          9,903,000
                                           -------------      -------------      -------------      -------------
Gross Profit                                    568,000            470,000          2,227,000          1,176,000
Operating Expenses                              657,000            634,000          2,564,000          2,695,000
                                           -------------      -------------      -------------      -------------
Operating Loss                                  (89,000)          (164,000)          (337,000)        (1,519,000)
Other Income  (Expense)                           1,000             (2,000)            (8,000)            26,000
                                           -------------      -------------      -------------      -------------
Loss Before Income Taxes                        (88,000)          (166,000)          (345,000)        (1,493,000)
Income Tax Expense (Benefit)                      1,000                 --              4,000           (394,000)
                                           -------------      -------------      -------------      -------------
Net Loss                                   $    (89,000)      $   (166,000)      $   (349,000)      $ (1,099,000)
                                           =============      =============      =============      =============

Earnings (Loss) Per Share-
   Basic and Diluted                       $      (0.03)      $      (0.05)      $      (0.11)      $      (0.36)
                                           =============      =============      =============      =============

Shares Used In Per Share Calculation-
   Basic and Diluted                          3,078,857          3,083,675          3,080,401          3,085,375
                                           =============      =============      =============      =============
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After adding back depreciation expense of $87,000 and $354,000 to the net loss of $89,000 and $349,000, the Company generated operating cash flows of ($2,000)
and $5,000 during the fourth quarter and year of 2003, respectively.

The Company narrowed its net loss during the quarter and twelve months ended
December 31, 2003 compared to the same periods in 2002, primarily due an increase in custom factory automation equipment sales, an increase in spare parts and accessories distributed from the Company's off-shore supplier, an increase in the billable portion of the engineering staff's time, the effects of cost cutting primarily during 2002, and due to increased manufacturing efficiencies in the Amistar Manufacturing Services division. The net loss for the twelve months ended December 31, 2003 was also narrowed compared to the same period in 2002 due to an increase in DataPlace(R) label placement machine sales.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K. Actual results may differ materially from anticipated results.

The above press release makes reference to certain non-GAAP measures such as "Operating Cash Flow". OPERATING CASH FLOW represents net loss plus depreciation and amortization. Management believes that this non-GAAP measure provides useful information to investors and interested parties as indicators of our operating performance.

Amistar Corporation provides industrial automation solutions and contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The
Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products.

Additional information about Amistar is available at www.amistar.com.

Gregory Leiser
Vice President Finance and CFO
760 471-1700
GREGL@amistar.com
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